Exhibit 99.1

Contact:

WATERSTONE FINANCIAL, INC.	Mark R. Gerke
WATERSTONE BANK	Chief Financial Officer
11200 W. PLANK CT.	414.459.4012
WAUWATOSA, WI 53226	markgerke@wsbonline.com

FOR IMMEDIATE RELEASE

WATERSTONE FINANCIAL ANNOUNCES RESIGNATION OF DIRECTOR DEREK TYUS

Wauwatosa, Wis. — 10/16/2026  —  Waterstone Financial, Inc. (the “Company”) (NASDAQ: WSBF), the holding company for WaterStone Bank SSB (the “Bank”), announced today that Derek L. Tyus has resigned from the Boards of Directors of the Company and the Bank, effective October 20, 2026. Mr. Tyus is stepping down because of a new professional commitment. His resignation did not result from any disagreement with the Company or Bank on any matter relating to their operations, policies or practices.  Mr. Tyus joined the Boards in 2021 and served on the Audit and Compensation Committees of the Company Board and the Executive Committee of the Bank Board.

"On behalf of the Board and the entire WaterStone family, I want to thank Derek for his service," said Patrick S. Lawton, Chairman. "His financial expertise, thoughtful perspective and commitment to our communities have made a real difference to this organization. We wish him every success in his next chapter."

About Waterstone Financial, Inc:

Waterstone Financial, Inc. is the savings and loan holding company for WaterStone Bank, a community-focused financial institution established in 1921. WaterStone Bank offers a comprehensive suite of personal and business banking products and operates 14 branch locations across southeastern Wisconsin. WaterStone Bank is also the parent company of WaterStone Mortgage Corporation, a national lender licensed in 48 states.

With a long-standing commitment to innovation, integrity, and community service, Waterstone Financial, Inc. supports the financial and homeownership goals of customers nationwide.

For more information about WaterStone Bank, visit wsbonline.com.

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